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                                    Exhibit 5



















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                                                                       EXHIBIT 5



                                December 3, 1998



Commercial National Financial Corporation
101 N. Pine River
P.O. Box 280
Ithaca, MI  48847

Gentlemen:

                  Re:      Registration Statement on Form S-8

                  In connection with the proposed registration of 50,000 shares of common stock of Commercial National Financial Corporation (the "Corporation") covered by the above-captioned Registration Statement, we have examined the Corporation's Articles of Incorporation, Bylaws, Corporate Minute Book and the Registration Statement to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 on or about December 3, 1998.

                  Based upon such examination and upon examination of such other instruments and records as we deem necessary, we are of the opinion that:

                  1. The Corporation has been fully incorporated under the laws of the State of Michigan, and is validly existing and in good standing under the laws of that state.

                  2. The 50,000 shares of common stock covered by this Registration Statement have been legally authorized and when such shares have been duly delivered against payment therefore as contemplated by the Commercial Bank Employee Savings and Stock Ownership Plan, such shares will be legally issued, fully paid and nonassessable.




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                  We hereby consent to the filing of this opinion as an exhibit.

                                           Very truly yours,

                                           FOSTER, SWIFT, COLLINS & SMITH, P.C.

                                           /s/ Matt G. Hrebec

                                           Matt G. Hrebec
















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